EXHIBIT 10.5

September 28, 2006

Pacific Fuel Cell Corp.,
131 North Tustin Avenue
Suite 100
Tustin, CA 92780
c/o Mr. Steve Godwin

TV Production Program:

Granite Investor Group of 1126 South Federal Hwy, Suite 300, Ft. Lauderdale, Fl 33316, will produce and cause to be aired on General Alex Haig's World Business Review Show, for Pacific Fuel Cell Corp., a 4 minute business description and information message.. A senior account executive will be assigned to PFCE to manage the systems and scheduling of the show. Granite will send a camera team to the site of PFCE. . This segment will air on CNBC, Major Airlines in Flight Programming, and BRAVO TV ads shown nationally. Letters, Reminders and Faxes will supplement the shows and will be directed to major and middle range business corporations.

The Pacific Fuel Cell Corp. (PFCE) segment will air on CNBC a minimum of one (1) time during daytime programming hours. If the airing coincides with a major news event that pre-empts major network programming or a championship athletic event, an additional airing will be provided at no cost to PFCE.

TERMS: It is the intention of Granite to avoid any speculation regarding the stock market. The price of PFCE shares at the time of our initial proposal was at 0.30 per share.

     FEE: 460,000 Non Restricted S-8 Shares of PFCE common stock.

     PAYMENT: It is the intention of the parties that the shares not be available for sale until 30 days after the airing of PFCE's segment on CNBC. Therefore, the shares will either be placed in escrow or have a stop placed with the transfer agent and a conditional restriction printed on the face of the shares.

If the price of the shares rises during the 30-day freeze period, Granite will return shares and if the price of the shares falls during the 30 day freeze period PFCE will send additional shares to Granite so that the total number of shares paid equals 138,000 divided by the share price at the end of the 30 day period up to a maximum of 500,000 shares.

During this 30 day period Granite and/or its affiliates will not conduct any market transactions in PFCE common shares.

Granite Investor Group, Inc.                 Pacific Fuel Cell Corp.


s/Barry Cohen                                s/George Suzuki
----------------------------                 -----------------------------------
Barry Cohen                                  George Suzuki
                                             President